FOR IMMEDIATE RELEASE

HC2 Holdings Reports Third Quarter 2017 Results

New York, November 8, 2017 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the third quarter 2017, which ended on September 30, 2017.

“We continue to demonstrate the power of the HC2 business model during and after what was a very active third quarter,” said Philip Falcone, HC2's Chairman, President and Chief Executive Officer. “In addition to delivering sequential growth in Adjusted EBITDA, DBM Global posted another record backlog, coming in at $656 million for the third quarter, up 106% year-over-year. Demonstrating DBM’s extensive capabilities to execute on large, complex, profitable projects, Rustin Roach and the team were recently selected to provide steel pre-construction services, fabrication and final erection for the construction of the shell and roof assembly of the new National Football League stadium in Inglewood, California, the new home of the Los Angeles Rams and Los Angeles Chargers. Global Marine Systems also reported sequential improvement in Adjusted EBITDA and record backlog and its Huawei Marine joint venture posted backlog close to their historic highs. Global Marine was also recently awarded a five-year renewal of the South East Asia and Indian Ocean Cable Maintenance Agreement maintenance contract, and currently delivers support in three of the world’s six maintenance zone agreements.”

Mr. Falcone continued, “During the third quarter, American Natural Gas continued to integrate acquired stations to solidify its national footprint, PTGi ICS paid its fifth consecutive cash dividend to HC2, and our Pansend Life Sciences companies continued to make progress, as they carefully evaluate a number of meaningful strategic opportunities for these early stage businesses. After the end of the quarter, our Insurance segment announced the acquisition of Humana’s long-term care insurance business, which, once completed, will increase our insurance investment platform to approximately $3.5 billion of cash and invested assets. In addition, we expect to sign a $75 million bridge loan to primarily finance acquisitions in low power broadcast television distribution, a market we believe offers a number of compelling opportunities. We believe the steps we've taken to extend and deepen our diverse business portfolio, the results these businesses have generated, and the opportunities these companies present, will help us continue to create a long-term value for shareholders as we close out 2017 and beyond.”

Third Quarter & Year-To-Date Financial Highlights

•
Net Revenue: For the third quarter of 2017, HC2 recorded consolidated total net revenue of $406.4 million, as compared to $413.1 million for the year-ago quarter. For the first nine months of 2017, HC2 recorded consolidated total net revenue of $1.2 billion, as compared to $1.1 billion for the 2016 comparable period.

•
Net Income / (Loss): For the third quarter of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(6.7) million or $(0.16) per fully diluted share, as compared to Net (Loss) of $(7.5) million or $(0.20) per fully diluted share for the third quarter 2016. For the first nine months of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(40.5) million or $(0.95) per fully diluted share, as compared to a Net (Loss) of $(38.1) million or $(1.07) per fully diluted share in the 2016 comparable period.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries,” which includes HC2's Construction, Marine Services, Energy and Telecom segments, was a combined $27.3 million for the third quarter of 2017, as compared to $31.5 million for the year-ago quarter, due primarily to the Marine Services segment, offset in part by an improvement in the Construction segment. For the nine months of 2017, Adjusted EBITDA for “Core Operating Subsidiaries” was $73.0 million, as compared to $71.3 million for the 2016 comparable period.

For the third quarter of 2017, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Early-Stage and Other, and Non-operating Corporate segments, was $9.8 million, as compared to $18.2 million for the year-ago quarter, due primarily to increased expenses in Life Sciences as companies within the Pansend platform continue to increase scale and ramp up operations to meet critical clinical, developmental and operational milestones, as well as lower results in the Marine Services segment due to expected declines in telecom installation, partially offset by higher Construction and lower reported net losses associated with Other segment investments.

For the first nine months of 2017, Total Adjusted EBITDA (excluding the Insurance segment), was $31.1 million, as compared to $33.7 million for the 2016 comparable period, driven primarily by year-over-year increases in Life Sciences expenses, partially offset by lower reported net losses associated with Other segment investments.

•
Balance Sheet: As of September 30, 2017, HC2 had consolidated cash, cash equivalents and investments of $1.7 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash was $100.8 million, of which $48.5 million was at the HC2 corporate level.

Third Quarter & Year-to-Date Segment Highlights

•
Construction - For the third quarter of 2017, HC2’s DBM Global Inc. (“DBM”), reported Net Income of $7.1 million, as compared to $7.0 million for the year-ago quarter. For the nine months of 2017, Net Income was $14.5 million, as compared to $20.7 million for the 2016 comparable period.

Adjusted EBITDA was $16.8 million for the third quarter, as compared to $14.5 million for the year-ago quarter, due in part to contributions from large complex projects in backlog which began gaining momentum during the third quarter 2017, primarily in the West region, as well as incremental contributions from the BDS and PDC acquisitions, partially offset by better-than-bid performance on commercial projects in the West region recognized in the year-ago quarter.

For the first nine months of 2017, DBM Global’s Adjusted EBITDA was $36.5 million, as compared to $39.2 million in the 2016 comparable period, due in part to timing associated with design changes on certain existing projects in backlog for the first nine months of 2017, as well as better-than bid performance on commercial projects in the year-ago period.

Backlog at the end of the third quarter was a record $656 million, as compared to approximately $590 million in the prior-quarter and $318 million in the year-ago third quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $900 million. DBM Global continues to see a number of large opportunities in the commercial sector totaling approximately $300 million in potential new projects that could be awarded over the next several quarters. These projects include new sporting arenas or stadiums, as well as new healthcare facilities, commercial office buildings and convention centers.

DBM Global’s subsidiary, Schuff Steel, has recently been awarded a major contract for the new Los Angeles Sports and Entertainment District. Specifically, Schuff Steel was selected to provide steel pre-construction services, fabrication and final erection for the construction of the shell and roof assembly of the new National Football League stadium in Inglewood, California. The new stadium, which is expected to be completed for the 2020 season, will be the new home of the Los Angeles Rams and Los Angeles Chargers NFL football teams.

On October 26, 2017, DBM Global announced that it would acquire the North American operations of Candraft VSI (“Candraft”). Candraft, which was founded in 1978 and is headquartered in Vancouver, is one of the premier bridge infrastructure detailing and modeling companies in North America. Candraft VSI has an extensive track record of successful projects across the United States and Canada, including the replacement of New York City’s Kosciuszko Bridge, between Brooklyn and Queens; the Portageville (NY) railroad bridge across the Genesee River; the widening of the Huey P. Long Bridge in New Orleans; and construction of the new San Francisco-Oakland Bay Bridge, the largest self-anchored single tower suspension bridge in the world. The acquisition of Candraft complements DBM Global’s previous acquisitions of BDS VirCon and PDC, providing DBM with greater depth and expertise in bridge detailing and broader exposure to the infrastructure sector. DBM used cash on hand to fund the acquisition, which closed on November 1, 2017.

On November 1, 2017, DBM Global announced that it will pay a cash dividend of $1.29 per share on November 29, 2017 to stockholders of record at the close of business on November 15, 2017. As the largest stockholder of DBM Global, HC2 expects to receive approximately $4.5 million of the total $5.0 million dividend payout.

•
Marine Services - For the third quarter of 2017, Global Marine Systems (“Global Marine”) reported a Net Income of $0.8 million, as compared to $8.7 million for the year-ago quarter. For the first nine months of 2017, Net Income was $8.9 million, as compared to $8.8 million for the 2016 comparable period.

Adjusted EBITDA was $8.8 million for the third quarter, as compared to $14.1 million for the year-ago quarter, due primarily to an expected reduction in large complex telecom installation projects and lower joint venture income from Huawei Marine as compared to the year-ago quarter.

For the first nine months of 2017, Global Marine's Adjusted EBITDA was $28.8 million, as compared to $26.4 million in the 2016 comparable period, due primarily to higher joint venture income from Huawei Marine, largely in the first quarter of 2017.

During the quarter, Global Marine was awarded a five-year renewal of the South East Asia and Indian Ocean Cable Maintenance Agreement (“SEAIOCMA”) maintenance contract, which now runs through then end of 2022. Global Marine has provided maintenance services to SEAIOCMA since its inception in 1986 and currently delivers support in three of the world’s six maintenance zone agreements. Over the past five years, Global Marine has achieved 99.7% of the contractual Key Performance Indictors (KPIs) in its maintenance agreements globally.

Global Marine's backlog at the end of the third quarter of 2017 was the highest backlog since the acquisition by HC2 in September 2014. Its joint venture with Huawei Marine recorded backlog close to historic highs from the third quarter, with a strong pipeline of opportunities.

On October 12, 2017, Global Marine announced that it had entered into an agreement with Fugro N.V. (“Fugro”) under which Global Marine will acquire Fugro’s trenching and cable lay services business. The acquisition, which Global Marine believes will be accretive, involves the transfer of 23 Fugro employees located in Aberdeen, as well as one vessel (M/V Symphony), two powerful Q1400 trenchers, and two work class remotely operated vehicles, and significantly eliminate previously planned capital expenditures for 2018. The purchase consideration, valued at approximately $73 million, consists of the issuance to a subsidiary of Fugro of a 23.6% equity interest in Global Marine Holdings LLC (the parent company of Global Marine) valued at $65 million, and an obligation of Global Marine to pay Fugro $7.5 million within one year pursuant to a secured loan. The transaction is expected to close in the fourth quarter of 2017.

•
Energy - For the third quarter of 2017, American Natural Gas (“ANG”) reported a Net (Loss) of $(0.9) million, as compared to Net Income of $0.03 million for the year-ago quarter. For the first nine months of 2017, Net (Loss) was $(2.0) million, as compared to Net Income of $0.07 million for the 2016 comparable period.

Adjusted EBITDA was $0.3 million for the third quarter, as compared to $0.7 million for the year-ago quarter, driven primarily by increased station down time and repair and maintenance expenses associated with the integration of acquired stations from Constellation CNG and Questar Fueling Company.

For the first nine months of 2017, ANG's Adjusted EBITDA was $2.5 million, as compared to $1.7 million in the 2016 comparable period, due primarily to the increased number of stations versus the comparable period as a result of the Constellation CNG and Questar Fueling acquisitions. ANG continues to own and/or operate approximately 40 natural gas fueling stations, including stations under development, in 15 states and is focused on increasing volumes at existing stations while also expanding the geographic footprint through both internal / organic growth and strategic M&A transactions.

•
Telecommunications - For the third quarter of 2017, PTGi-ICS reported Net Income of $1.3 million, as compared to $1.8 million for the year-ago quarter. For the first nine months of 2017, Net Income was $4.9 million, as compared to $4.0 million for the 2016 comparable period.

Adjusted EBITDA was $1.5 million for the third quarter, as compared to $2.2 million for the year-ago quarter, driven primarily by fluctuations in wholesale traffic volumes.

For the first nine months of 2017, PTGi-ICS's Adjusted EBITDA was $5.3 million, as compared to $4.0 million in the 2016 comparable period, due primarily to continued focus on higher margin wholesale traffic mix and improved operational efficiencies and customer relationships across the platform.

•
Insurance - As of September 30, 2017, Continental Insurance Group (“CGIC”) had approximately $73 million of statutory surplus, $84 million of total adjusted capital and $2.1 billion in total GAAP assets.

As announced on November 6, 2017, CGIC has signed a definitive agreement to acquire Humana’s Inc.’s (NYSE: HUM) long-term care insurance business, KMG America Corporation (“KMG”). As of June 30, 2017, KMG’s subsidiary, Kanawha Insurance Company (“Kanawha”), had approximately $150 million of Statutory Capital and Surplus with approximately $2.3 billion of cash and invested assets. Once the proposed transaction is completed, CGIC’s insurance platform will have approximately $3.5 billion in cash and invested assets. The transaction is expected to close by the third quarter of 2018 and is expected to be immediately accretive to CGIC's Risk Based Capital ratio and statutory capital.

•
Pansend Life Sciences - Companies in the Pansend Life Sciences, LLC portfolio continued to ramp-up operations and meet critical milestones during the third quarter and for the nine month period, including R2 Dermatology, MediBeacon and BeneVir.

•
HC2 Corporate - During the third quarter, HC2 received approximately $2.0 million in dividends from PTGi-ICS. On a year-to-date basis, HC2 received approximately $24.5 million in dividends and tax share from DBM Global and PTGi ICS. Also during the third quarter, HC2 announced that a subsidiary entered into a series of transactions, that once closed, will result in HC2 and its subsidiaries acquiring 38 operating stations in 28 cities from Mako Communications, building upon the DTV America acquisition announced in the second quarter 2017.

The Company said it expects to sign a $75 million bridge loan to primarily finance acquisitions in the low power broadcast television distribution market. The Company plans to file the credit agreement related to the bridge loan on a Form 8-K which once executed.

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its third quarter 2017 financial results and operations today, Wednesday, November 8, 2017, at 5:00 p.m. ET.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 99349087
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.HC2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 99349087
*Available approximately two hours after the end of the conference call through December 8, 2017.
About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments. Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; (gain) loss on early extinguishment or restructuring of debt; interest expense; net gain (loss) on contingent consideration; other income (expense), net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; non-controlling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition costs. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures as a measure of our operating performance.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value and future cash and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of the Company to complete its proposed bridge loan; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Services revenue	$210,698	$245,064	$643,596	$624,545
Sales revenue	157,974	133,474	420,001	379,729
Life, accident and health earned premiums, net	20,472	19,967	60,648	59,939
Net investment income	16,287	14,799	48,530	42,585
Net realized gains (losses) on investments	978	(220)	2,854	(2,677)
Net revenue	406,409	413,084	1,175,629	1,104,121
Operating expenses
Cost of revenue - services	196,488	225,876	606,079	583,942
Cost of revenue - sales	128,185	107,984	341,672	308,951
Policy benefits, changes in reserves, and commissions	17,393	29,689	79,323	92,784
Selling, general and administrative	45,356	36,902	126,919	107,493
Depreciation and amortization	7,896	5,961	22,588	18,163
Other operating (income) expenses	526	(182)	(1,294)	(794)
Total operating expenses	395,844	406,230	1,175,287	1,110,539
Income (loss) from operations	10,565	6,854	342	(6,418)
Interest expense	(13,222)	(10,719)	(39,410)	(31,614)
Gain on contingent consideration	6,320	1,381	6,001	1,573
Income from equity investees	971	335	12,667	3,153
Other expenses, net	(97)	(4,584)	(8,112)	(5,793)
Income (loss) from continuing operations before income taxes	4,537	(6,733)	(28,512)	(39,099)
Income tax (expense) benefit	(12,861)	1,334	(16,167)	3,649
Net loss	(8,324)	(5,399)	(44,679)	(35,450)
Less: Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	2,357	841	6,305	2,365
Net loss attributable to HC2 Holdings, Inc.	(5,967)	(4,558)	(38,374)	(33,085)
Less: Preferred stock and deemed dividends from conversions	703	2,948	2,079	5,061
Net loss attributable to common stock and participating preferred stockholders	$(6,670)	$(7,506)	$(40,453)	$(38,146)

Loss per Common Share
Basic	$(0.16)	$(0.20)	$(0.95)	$(1.07)
Diluted	$(0.16)	$(0.20)	$(0.95)	$(1.07)

Weighted average common shares outstanding:
Basic	43,013	36,627	42,555	35,808
Diluted	43,013	36,627	42,555	35,808

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Investments:
Fixed maturities, available-for-sale at fair value	$1,336,637	$1,278,958
Equity securities, available-for-sale at fair value	49,046	51,519
Mortgage loans	26,427	16,831
Policy loans	18,038	18,247
Other invested assets	91,461	62,363
Total investments	1,521,609	1,427,918
Cash and cash equivalents	130,791	115,371
Accounts receivable, net	265,082	267,598
Recoverable from reinsurers	530,679	524,201
Deferred tax asset	436	1,108
Property, plant and equipment, net	282,065	286,458
Goodwill	96,990	98,086
Intangibles, net	35,781	39,722
Other assets	107,911	74,814
Total assets	$2,971,344	$2,835,276

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,683,568	$1,648,565
Annuity reserves	245,053	251,270
Value of business acquired	44,013	47,613
Accounts payable and other current liabilities	295,096	251,733
Deferred tax liability	14,042	15,304
Long-term obligations	496,592	428,496
Other liabilities	83,265	92,871
Total liabilities	2,861,629	2,735,852
Commitments and contingencies
Temporary equity
Preferred stock	26,281	29,459
Redeemable noncontrolling interest	1,526	2,526
Total temporary equity	27,807	31,985
Stockholders’ equity
Common stock, $.001 par value	43	42
Shares authorized: 80,000,000 at September 30, 2017 and December 31, 2016;
Shares issued: 43,382,926 and 42,070,675 at September 30, 2017 and December 31, 2016;
Shares outstanding: 43,016,440 and 41,811,288 at September 30, 2017 and December 31, 2016, respectively
Additional paid-in capital	248,235	241,485
Treasury stock, at cost; 366,486 and 259,387 shares at September 30, 2017 and December 31, 2016, respectively	(1,981)	(1,387)
Accumulated deficit	(212,652)	(174,278)
Accumulated other comprehensive income (loss)	29,384	(21,647)
Total HC2 Holdings, Inc. stockholders’ equity	63,029	44,215
Noncontrolling interest	18,879	23,224
Total stockholders’ equity	81,908	67,439
Total liabilities, temporary equity and stockholders’ equity	$2,971,344	$2,835,276

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2017
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(5,967)
Less: Net Income attributable to HC2 Holdings Insurance Segment								4,280
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,082	$844	$(939)	$1,348	$(6,760)	$(600)	$(11,222)	(10,247)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,314	6,221	1,247	94	50	272	17	9,215
Depreciation and amortization (included in cost of revenue)	1,293	—	—	—	—	—	—	1,293
Amortization of equity method fair value adjustment at acquisition	—	(573)	—	—	—	—	—	(573)
(Gain) loss on sale or disposal of assets	486	—	25	—	—	—	—	511
Lease termination costs	—	—	—	15	—	—	—	15
Interest expense	238	1,021	262	14	—	1	11,686	13,222
Net loss on contingent consideration	—	—	—	—	—	—	(6,320)	(6,320)
Other (income) expense, net	(165)	888	277	12	(10)	(118)	(718)	166
Foreign currency (gain) loss (included in cost of revenue)	—	(238)	—	—	—	—	—	(238)
Income tax (benefit) expense	4,481	(137)	—	—	—	—	(4,746)	(402)
Noncontrolling interest	558	43	(763)	—	(1,506)	(689)	—	(2,357)
Bonus to be settled in equity	—	—	—	—	—	—	765	765
Share-based payment expense	—	394	179	—	71	19	718	1,381
Non-recurring items	—	—	—	—	—	—	—	—
Acquisition Costs	1,501	300	—	—	—	—	1,564	3,365
Adjusted EBITDA	$16,788	$8,763	$288	$1,483	$(8,155)	$(1,115)	$(8,256)	$9,796

Total Core Operating Subsidiaries	$27,322

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2016
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(4,558)
Less: Net (loss) attributable to HC2 Holdings Insurance Segment								(2,189)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$6,962	$8,696	$27	$1,796	$(2,285)	$(8,160)	$(9,404)	(2,368)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	431	5,554	582	144	32	380	4	7,127
Depreciation and amortization (included in cost of revenue)	1,321	—	—	—	—	—	—	1,321
Amortization of equity method fair value adjustment at acquisition	—	(329)	—	—	—	—	—	(329)
(Gain) loss on sale or disposal of assets	(23)	—	—	—	—	—	—	(23)
Lease termination costs	—	—	—	(159)	—	—	—	(159)
Interest expense	304	1,328	119	—	—	—	8,969	10,720
Net gain on contingent consideration	—	(1,381)	—	—	—	—	—	(1,381)
Other (income) expense, net	(12)	(632)	(24)	422	(2)	3,892	835	4,479
Foreign currency (gain) loss (included in cost of revenue)	—	(283)	—	—	—	—	—	(283)
Income tax (benefit) expense	4,672	96	—	—	—	—	(7,851)	(3,083)
Noncontrolling interest	411	465	27	—	(770)	(974)	—	(841)
Share-based payment expense	—	546	3	—	128	37	1,088	1,802
Non-recurring items	—	—	—	—	—	—	173	173
Acquisition Costs	429	—	—	—	—	—	648	1,077
Adjusted EBITDA	$14,495	$14,060	$734	$2,203	$(2,897)	$(4,825)	$(5,538)	$18,232

Total Core Operating Subsidiaries	$31,492

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2017
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(38,374)
Less: Net Income attributable to HC2 Holdings Insurance Segment								3,683
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$14,464	$8,943	$(2,001)	$4,910	$(14,276)	$(9,787)	$(44,310)	(42,057)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	4,194	16,561	3,876	285	129	933	50	26,028
Depreciation and amortization (included in cost of revenue)	3,835	—	—	—	—	—	—	3,835
Amortization of equity method fair value adjustment at acquisition	—	(1,223)	—	—	—	—	—	(1,223)
Asset impairment expense	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	93	(3,500)	39	—	—	—	—	(3,368)
Lease termination costs	—	249	—	15	—	—	—	264
Interest expense	619	3,363	552	37	—	2,408	32,431	39,410
Net loss on contingent consideration	—	—	—	—	—	—	(6,001)	(6,001)
Other (income) expense, net	(158)	2,443	1,652	77	(25)	2,800	(460)	6,329
Foreign currency (gain) loss (included in cost of revenue)	—	(131)	—	—	—	—	—	(131)
Income tax (benefit) expense	9,792	239	12	—	—	—	(9,112)	931
Noncontrolling interest	1,190	381	(2,002)	—	(3,208)	(2,666)	—	(6,305)
Bonus to be settled in equity	—	—	—	—	—	—	1,350	1,350
Share-based payment expense	—	1,133	361	—	239	66	2,207	4,006
Non-recurring items	—	—	—	—	—	—	—	—
Acquisition costs	2,447	300	—	—	—	—	3,425	6,172
Adjusted EBITDA	$36,476	$28,758	$2,489	$5,324	$(17,141)	$(4,436)	$(20,420)	$31,050

Total Core Operating Subsidiaries	$73,047

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2016
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(33,085)
Less: Net (loss) attributable to HC2 Holdings Insurance Segment								(11,978)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$20,710	$8,780	$68	$4,007	$(2,991)	$(21,264)	$(30,417)	(21,107)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,263	16,793	1,479	389	87	1,050	4	21,065
Depreciation and amortization (included in cost of revenue)	3,048	—	—	—	—	—	—	3,048
Amortization of equity method fair value adjustment at acquisition	—	(1,046)	—	—	—	—	—	(1,046)
(Gain) loss on sale or disposal of assets	(963)	(10)	—	—	—	—	—	(973)
Lease termination costs	—	—	—	179	—	—	—	179
Interest expense	917	3,683	142	—	—	1	26,871	31,614
Net gain on contingent consideration	—	(1,573)	—	—	—	—	—	(1,573)
Other (income) expense, net	(88)	383	(399)	(574)	(3,223)	9,888	(311)	5,676
Foreign currency (gain) loss (included in cost of revenue)	—	(1,970)	—	—	—	—	—	(1,970)
Income tax (benefit) expense	12,641	(756)	—	—	—	—	(21,481)	(9,596)
Noncontrolling interest	1,240	510	249	—	(2,302)	(2,062)	—	(2,365)
Share-based payment expense	—	1,307	107	—	184	238	4,833	6,669
Non-recurring items	—	—	—	—	—	—	1,513	1,513
Acquisition costs	428	266	27	18	—	—	1,821	2,560
Adjusted EBITDA	$39,196	$26,367	$1,673	$4,019	$(8,245)	$(12,149)	$(17,166)	$33,694

Total Core Operating Subsidiaries	$71,255